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                   INFORMATION AGENT AGREEMENT

    This document will constitute the agreement between ALLIANCE ALL-MARKET ADVANTAGE FUND, INC. ("AMO"), with its principal executive offices at 1345 Avenue of the Americas, New York, NY 10105 and SHAREHOLDER COMMUNICATIONS CORPORATION ("SCC"), with its principal executive offices at 17 State Street, New York, NY 10005, relating to a Rights Offering (the "OFFER") of Alliance All-Market Advantage Fund, Inc. (the "FUND").

The services to be provided by SCC will be as follows:

    (1)  INDIVIDUAL HOLDERS OF RECORD AND BENEFICIAL OWNERS

         Target Group. SCC estimates that it may call between 840 to 1,320 of the approximately 6,000 outstanding beneficial and registered shareholders of the FUND. The estimate number is subject to adjustment and SCC may actually call more or less shareholders depending on the response to the OFFER or at AMO's direction.

         Telephone Number Lookups. SCC will obtain the needed telephone numbers from various types of telephone directories.

         Initial Telephone Calls to Provide Information. SCC will begin telephone calls to the target group as soon as practicable after being instructed by AMO. Most calls will be made during 10:00 A.M. to 9:00 P.M. on business days and only during 10:00 A.M. to 5:00 P.M. on Saturdays. No calls will be received by any shareholder after 9:00 p.m. on any day, in any time zone, unless specifically requested by the shareholder. SCC will maintain "800" lines for shareholders to call with questions about the OFFER. The "800" lines will be staffed Monday through Friday between 9:00 a.m. and 9:00 p.m. SCC will provide AMO with a weekly report reflecting the number of calls received by SCC reflecting the names and phone number, if available.

         Re-mails. SCC will coordinate re-mails of offering materials to the shareholders who advise us that they have discarded or misplaced the originally mailed materials. Use of overnight courier services must receive prior approval by AMO.

         Reminder/Extension Mailing. SCC will help to coordinate any targeted or broad-based reminder mailing at the request of AMO. SCC will mail only materials supplied by AMO or approved by AMO in writing.




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         Subscription Reports.  SCC will provide AMO and/or the
         dealer manager with subscription indications beginning not less than 7 business days prior to expiration of the OFFER. These reports are based solely on verbal indications received from the reorganization departments of each participating broker dealer.

    (2)  BANK/BROKER SERVICING

         SCC will contact all banks, dealers and other nominee shareholders ("sponsors") holding stock as shown on appropriate portions of the shareholder lists to ascertain quantities of offering materials needed for forwarding to beneficial owners.

         SCC will deliver offering materials by messenger to New York City based intermediaries and by Federal Express or other means to non-New York City based intermediaries. SCC will also follow-up by telephone with each intermediary to insure receipt of the offering materials and to confirm timely re-mailing of materials to the beneficial owners.

         SCC will maintain frequent contact with intermediaries to monitor shareholder response and to insure that all liaison procedures are proceeding satisfactorily. In addition, SCC will contact beneficial holders directly, if possible, and do whatever may be appropriate or necessary to provide information regarding the OFFER to this group.

         SCC will, as frequently as practicable, report to AMO with responses from intermediaries.

    (3)  PROJECT FEE

         In consideration for acting as Information Agent SCC will receive a project fee of $7,500.

    (4)  ESTIMATED EXPENSES

         SCC will be reimbursed by AMO for its reasonable out-of-pocket expenses incurred provided that SCC submits to AMO an expense report, itemizing such expenses and providing copies of all supporting bills in respect of such expenses. If the actual expenses incurred are less than the portion of the estimated high range expenses paid in advance by AMO, AMO will receive from SCC a check payable in the amount of the difference at the time that SCC sends its final invoice for the second half of the project fee.


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         SCC's expenses are estimated as set forth below and the
         estimates are based largely on data provided to SCC by AMO. In the course of the OFFER the expenses and expense categories may change due to changes in the OFFER schedule or due to events beyond SCC's control, such as delays in receiving offering material and related items. In the event of a change of 10% or more from the total expenses estimated or new expenses not originally contemplated, SCC will notify AMO by phone and/or by letter for prior approval of such expenses.

ESTIMATED EXPENSES                         Low Range  High Range

Data Handling and Preparation
Telephone # Lookup - Account Consolidation
Computer Match and Information Operators
 (blended rate)
2,400 @ $.65.................................$ 1,565     $ 1,565

Inbound/Outbound Information Campaign
Outbound Telephone Calls
840 to 1,320 @ $3.75
 (registered & NOBO holders)...................3,150       4,950
850 to 1,100 @ $3l75
 (Reorganization Calls)........................3,187       4,125

Inbound "800" Telephone Calls
(Shareholders, Banks, Brokers
 and Financial Advisors)
480 to 950 @ $4.00...............................480       3,800

Mailing & Distribution
Bank/Broker Distribution
 (freight, messenger and FedEx)................1,250       1,900

Miscellaneous expenses - Fax, FedEx,
postage, search and related items................500         750
                                                 ---         ---

  TOTAL ESTIMATED EXPENSES...................$10,132     $17,090

    (5)  PERFORMANCE

         SCC will use its best efforts to achieve the goals of AMO but SCC is not guaranteeing a minimum success rate. SCC's Project Fee as outlined in Section 3 or Expenses as outlined in Section 4 are not contingent on success or failure of the OFFER.

         SCC's strategies revolve around a telephone information campaign. The purpose of the telephone information


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         campaign is to raise the overall awareness amongst
         shareholders of the OFFER and help shareholders better understand the transaction. This in turn may result in a higher overall response.

    (6)  COMPLIANCE

         SCC agrees that all activities by SCC and by others on behalf of SCC pursuant to this Agreement shall be conducted in compliance with all applicable (i) federal and state laws and regulations, including, but not limited to all federal and state securities laws and regulations, and (ii) requirements of the National Association of Securities Dealers, Inc. and the New York Stock Exchange.


         AMO agrees that all activities by AMO and by others (other than by, or on behalf of SCC) on behalf of AMO pursuant to this Agreement shall be conducted in compliance with all applicable (i) federal and state laws and regulations, including, but not limited to all federal and state securities laws and regulations, and
         (ii) requirements of the National Association of Securities Dealers, Inc.

         In rendering the services contemplated by this Agreement, SCC agrees not to make any representations, oral or written that are not contained in the FUND's current Prospectus for the OFFER, unless previously authorized to do so in writing by AMO.

    (7)  PAYMENT

         Payment for one half the project fee ($3,750) and one half the estimated high range expenses ($8,545.00) for a total of $12,295.00 will be made at the signing of this contract. The balance, if any, will be paid by AMO due thirty days after SCC sends its final invoice.

    (8)  DISSEMINATION OF INFORMATION

         In rendering the services contemplated by this Agreement, SCC agrees that neither SCC, nor any person or entity acting on behalf of SCC shall (i) mail or otherwise distribute any written materials unless such materials have been provided by AMO to SCC for distribution, or such distribution has been approved by AMO in advance in writing, (ii) make any oral representations or other statements to any person or entity relating in anyway to the FUND or the OFFER other


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         than as set forth in (A) written materials provided by
         AMO to SCC for use by SCC in oral communications pursuant to this Agreement or (B) the then current prospectus for the OFFER. In connection with representations or other statements based on information set forth in such prospectus, SCC shall take appropriate steps to ensure that information is presented in a manner that is fair, balanced and not misleading.

    (9)  TRAINING

         SCC shall at its own expense provide training to all persons who are to be involved in communications with shareholders or intermediaries so as to ensure that all such persons review carefully and understand the OFFER and the prospectus for the FUND so as to be in a position to effectively communicate with shareholders and the intermediaries. Training materials will be based solely on the information provided in the prospectus or supplemented by AMO.

    (10) MISCELLANEOUS

         SCC will hold in confidence and will not use nor disclose to third parties information we receive from AMO, or information developed by SCC based upon such information we receive, except for information which was public at the time of disclosure or becomes part of the public domain without disclosure by SCC or information which we learn from a third party which does not have an obligation of confidentiality to AMO or the FUND.






















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         In the event the project is cancelled for an indefinite
         period of time after the signing of this Agreement and before the expiration of the OFFER, SCC will be reimbursed by AMO for any expenses incurred and a pro rata portion of the project fee as calculated based upon the number of days lapsed from the signing of this Agreement through the original expiration date.

         AMO agrees to indemnify, hold harmless, reimburse and defend SCC, and its officers, agents and employees, against all claims or threatened claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees and expenses) of any nature, incurred by or imposed upon SCC, or any of its officers, agents or employees, which results, arises out of or is based upon services rendered to AMO in accordance with the provisions of this AGREEMENT, provided that such services are rendered to AMO without any negligence, willful misconduct, bad faith or reckless disregard on the part of SCC, or its officers, agents and employees. SCC agrees to advise the FUND of any claim or liability promptly after receipt of any notice thereof. The FUND shall not be liable for any settlement without its written consent.

    This agreement will be governed by and construed in accordance with the laws of the State of New York. This AGREEMENT sets forth the entire AGREEMENT between SCC and AMO with respect to the agreement herein and cannot be modified except in writing by both parties.

    IN WITNESS WHEREOF, the parties have signed this AGREEMENT this _______ day of June 1999.

ALLIANCE ALL-MARKET               SHAREHOLDER COMMUNICATIONS
ADVANTAGE FUND, INC.              CORPORATION



By_______________________         By________________________
                                    Robert S. Brennan
                                    Vice President











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         In the event the project is cancelled for an indefinite
         period of time after the signing of this Agreement and before the expiration of the OFFER, SCC will be reimbursed by AMO for any expenses incurred and a pro rata portion of the project fee as calculated based upon the number of days lapsed from the signing of this Agreement through the original expiration date.

         AMO agrees to indemnify, hold harmless, reimburse and defend SCC, and its officers, agents and employees, against all claims or threatened claims, costs, expenses, liabilities, obligations, losses or damages (including reasonable legal fees and expenses) of any nature, incurred by or imposed upon SCC, or any of its officers, agents or employees, which results, arises out of or is based upon services rendered to AMO in accordance with the provisions of this AGREEMENT, provided that such services are rendered to AMO without any negligence, willful misconduct, bad faith or reckless disregard on the part of SCC, or its officers, agents and employees. SCC agrees to advise the FUND of any claim or liability promptly after receipt of any notice thereof. The FUND shall not be liable for any settlement without its written consent.

    This agreement will be governed by and construed in accordance with the laws of the State of New York. This AGREEMENT sets forth the entire AGREEMENT between SCC and AMO with respect to the agreement herein and cannot be modified except in writing by both parties.

    IN WITNESS WHEREOF, the parties have signed this AGREEMENT this _______ day of June 1999.

ALLIANCE ALL-MARKET               SHAREHOLDER COMMUNICATIONS
ADVANTAGE FUND, INC.              CORPORATION



By_______________________         By________________________
                                    Robert S. Brennan
                                    Vice President











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